FORM 8-A/A

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          BATTLE MOUNTAIN GOLD COMPANY
             (Exact name of registrant as specified in its charter)

              NEVADA                                 76-0151431
      (State of incorporation              (IRS Employer Identification
          or organization)                              No.)


           333 Clay Street, Suite 4200               77002-4103
                 Houston, Texas                      (Zip code)
    (Address of principal executive offices)

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

          Title of each class           Name of each exchange on which
          to be so registered           each class is to be registered
          -------------------           -------------------------------
     Rights to Purchase Preferred Stock     New York Stock Exchange

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ( )

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ( )

Securities Act registration statement file number to which this form relates:
None.

Securities to be registered pursuant to Section 12(g) of the Act: None.

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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE
         REGISTERED.

         Item 1 of the Form 8-A of the Registrant is hereby amended by adding the following:

         On June 21, 2000, the Company entered into an Agreement and Plan of Merger, dated as of June 21, 2000 (the "Merger Agreement"), with Newmont Mining Corporation ("Newmont") and Bounty Merger Corp., a wholly-owned subsidiary of Newmont ("Newmont Sub"), pursuant to which Newmont Sub will merge with and into the Company and the Company will become a wholly-owned subsidiary of Newmont. In connection therewith, the Company entered into Amendment No. 4, dated as of June 21, 2000 ("Amendment No. 4"), to the Rights Agreement, dated as of November 10, 1988 (as amended and restated as of July 19, 1996 and as further amended as of November 10, 1998), between the Company and the Bank of New York, as rights agent (the "Rights Agreement"). Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Rights Agreement.

         Amendment No. 4 amends the Rights Agreement so that neither Newmont nor any affiliate of Newmont shall be deemed to be an Acquiring Person, and no Share Acquisition Date, Distribution Date or Flip-In Event shall occur or be deemed to occur, by reason of the execution, delivery, public announcement or performance of the Merger Agreement, the Canadian Arrangement Agreement (as defined in the Merger Agreement) or the Support/Voting Agreement, dated as of June 21, 2000, by and among Noranda Inc., the Company and Newmont.

         Amendment No. 4 is attached as an exhibit hereto. The description of Amendment No. 4 contained herein is qualified in its entirety by reference to Amendment No. 4, which is expressly incorporated herein by reference.

ITEM 2.  EXHIBITS.

         Item 2 of the Form 8-A of the Registrant is hereby amended to read in its entirety as follows:

*4(a) Certificate of Amendment of Certificate of Resolution establishing Designation, Preferences and Rights of Series A Junior participating Preferred Stock (Exhibit 4(c) to the Company's Current Report on Form 8-K dated July 19, 1996).

*4(b)(i) Rights Agreement, dated November 10, 1998, as amended and restated as of July 19, 1996, between the Company and The Bank of New York, as

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                                                                               3

             Rights Agent (Exhibit 4(e) to the Company's Current Report on Form 8-K dated July 19, 1996).

*4(b)(ii)    Third Amendment to Rights Agreement, dated November 10, 1998, between the Company and The Bank of New York, as Rights Agent
             (Exhibit 4(a)(c) to the Corporation's Annual Report on Form 10-K for the year ended December 31, 1998).

4(b)(iii)    Amendment No. 4 to the Rights Agreement, dated as of June 21, 2000, between the Company and The Bank of New York, as Rights Agent.

* Incorporated herein by reference as indicated pursuant to Rule 12b-32.

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                                   SIGNATURES


Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                               BATTLE MOUNTAIN GOLD COMPANY
                               (Registrant)


Dated: July 7, 2000            By: /s/ Greg V. Etter
                                   -----------------
                                   Name:  Greg V. Etter
                                   Title:  Vice President and General Counsel